Exhibit 99.2

Alliance Advisors 200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003 PRESORT FIRST CLASS U.S. POSTAGE PAID So. HACKENSACK, NJ PERMIT #251 Attention MEI Pharma Shareholders An Important Special Meeting is Approaching Your Vote Matters – Vote Today A special meeting of shareholders is scheduled for July 14, 2023. MEI Board of Directors recommends you vote FOR the pending Infinity Pharmaceuticals, Inc. merger. Transaction provides shareholders opportunity to benefit from the upside potential of a combined company that is well capitalized and positioned to advance a diversified pipeline. Leading Independent Proxy Advisory Firm ISS Recommends MEI Shareholders to Vote FOR Pending Transaction with Infinity Pharmaceuticals Vote NOW ‘FOR’ the transaction with MEIharma Infinity Pharmaceuticals by calling a Proxy Vote specialist at (888) 511-2635.

MEI Shareholders: Time Is Running Out! There are only a few days left for you to cast your vote ahead of the Special Meeting on July 14, 2023. The purpose of the Special Meeting is to seek shareholder support FOR a merger with Infinity Pharmaceuticals, Inc. The Infinity transaction provides compelling benefits for MEI shareholders: Creates a diversified pipeline of three clinical-stage development programs that have the potential, in combination with current therapies, to overcome known resistance mechanisms. Provides potential opportunities for near-term value creation from upcoming data. We expect to generate key clinical data from the combined company’s pipeline programs over approximately the next 6-24 months, including clinical data from MEI’s two programs around year-end. Benefits from the clinical development and regulatory expertise of the MEI and Infinity teams in developing pharmaceutical products to treat cancer. The Infinity transaction provides compelling benefits for MEI shareholders: Creates a diversified pipeline of three clinical-stage development programs that have the potential, in combination with current therapies, to overcome known resistance mechanisms. Provides potential opportunities for near-term value creation from upcoming data. We expect to generate key clinical data from the combined company’s pipeline programs over approximately the next 6-24 months, including clinical data from MEI’s two programs around year-end. Benefits from the clinical development and regulatory expertise of the MEI and Infinity teams in developing pharmaceutical products to treat cancer. specialist at (888) 511-2635.